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                                  EXHIBIT 10.1

AGREEMENT OF SALE AND PURCHASE OF ASSETS

This Acquisition Agreement ["Agreement"] has been made and entered into as of this 1st day of October 2004, among ENB INSURANCE AGENCY, INC., a New York Corporation ("ENB" or "Purchaser") and ULRICH & COMPANY, INC. ("Ulrich" or "Seller"), ULRICH DEVELOPMENT COMPANY, LLC ("UDC") and DAVID L. ULRICH ("David"), Individually, and as sole Shareholder ("Shareholder"), of Ulrich & Company, Inc. and UDC.

RECITALS:

         1. ENB desires to acquire substantially all of the business, assets and property of Ulrich, subject to certain of its liabilities, and David who holds all of the stock of Ulrich, wishes to sell its assets and business pursuant to the terms of this Agreement;

         2. Evans Bancorp, Inc., a New York corporation and indirect parent of ENB (the "Parent") will provide the capital to ENB to finance the purchase of the business, assets, and property, which ENB will acquire pursuant to this Agreement.

         3. UDC is the owner of Real Property located at 135 Main Street, Lockport, NY and is the landlord of Seller.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, and in order to implement such plan, the parties represent, warrant, covenant, and agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 Agreement. The term "Agreement" shall mean this document.

1.2 Acquired Assets. The term "Acquired Assets" shall have the meaning ascribed to it in Section 2.1.

1.3 Budget. The stated Budget for Seller's Agency shall be $1,105,700.00, gross income, excluding amortization of the Purchase Price (see Exhibit 1-3 attached).

1.4 Contingent or Incentive Income. The term "Contingent or Incentive Income" shall mean any revenue received by ENB from insurance companies or insurance brokers other than commissions on Specific Accounts.

1.5 Covenant. The term "Covenant" shall mean a noncompetition agreement between David Ulrich and ENB.

1.6 Customer List. The term "Customer List" shall mean a list of those current and past customers of Seller for which Seller has provided services within the past five (5) years.

1.7 Employee Benefit Plan. The term "Employee Benefit Plan" shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program , or (e) any bonus, incentive, severance, stock option, stock purchase, short term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary considerations during short absences for illness or otherwise.

1.8 Encumbrance. The term "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind,

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                                                                              31

including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

1.9 Key Accounts. The term "Key Accounts" shall mean the top ten (10) customers of Seller as shown on Exhibit 6-1(P)1.

1.10 Material Adverse Effect. The term "Material Adverse Effect" shall mean, with respect to an entity, a business, or assets, any condition, event, change or occurrence that has or may reasonably be expected to have, a material adverse effect on the assets, business, prospects, operations, results of operations, or financial condition of such business, entity or assets.

1.11 Ordinary Course of Business. The term "Ordinary Course of Business" shall mean actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the board of directors of the designated party.

1.12 Person. The term "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.13 Records. The term "Records" means all records in the possession of Seller relating to the business of the Seller.

1.14 Seller Insurance Expirations. The term "Seller Insurance Expirations": shall mean all insurance business of Seller including but not limited to Health, Life, Casualty, Property and Liability premiums either directly billed from the Insurance Company or Seller Agency billings.

1.15 Seller Inventory. The term " Seller Inventory" shall mean the stock in trade of Seller, being the items described in Appendix "2" annexed hereto and made a part hereof.

1.16 Seller Property. The term " Seller Property" shall mean the Seller Equipment and Seller Furniture and Fixtures owned by Seller located at 135 Main Street, Lockport, New York 14094, as specifically described in Appendix "1" annexed hereto and made a part hereof, as per list submitted.

ARTICLE 2
SALE AND PURCHASE OF ASSETS

2.1 Transfer and Assignment of Acquired Assets. On the Closing Date, subject to the terms and conditions set forth in the Agreement, Seller shall convey, transfer, assign and deliver to ENB all Ulrich's assets, properties, and business of every kind, character, and description, whether tangible or intangible, whether personal or mixed, and wherever located on the Closing Date (except for those excluded by Section 2.2 hereof)(the "Acquired Assets"), and ENB shall accept those Acquired Assets. The Acquired Assets of Ulrich to be transferred shall include, but shall not be limited to the following:

      (A) Furniture and Fixtures. All furniture, fixtures, leasehold improvements, office equipment and machines, computers and related items, owned by Seller.

         (B) Office supplies. All office supplies and materials whether located at the premises or elsewhere, owned by Seller or its subsidiaries.

      (C) Insurance Company Agreements. All of Seller's rights under the insurance company contracts, written or oral, with the insurance companies listed on Exhibit 2.1(C) to this Agreement, including any contingent commissions or other contingency income received after Closing (the "Insurance Company Agreements").

      (D) Insurance Accounts. All present insurance business, consulting accounts, insurance accounts, interests in insurance expirations and customers of Seller including all rights, claims or causes of action that Seller has or may have in the future against any insurance company, agent or broker or any other party involving the ownership of the past and present insurance accounts and expirations of Seller and including any outstanding proposals, quotations or bids or contracts with customers for insurance products or services (the "Insurance Accounts").

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                                                                              32

      (E) Restrictive Covenants. All covenants not to compete and restrictive covenants with current and former employees, agents, consultants, and former owners of previously acquired businesses including the restrictive covenants listed on Exhibit 2.1(E) (the "Restrictive Covenants").

         (F) Intangibles. All other intangible personal property or intellectual property owned by Seller, including but not limited to the trademarks, trade-names and other intangible assets, listed on Exhibit 2.1 to this Agreement and all material contracts listed in Exhibit 2.1(F-1) to this Agreement.

         (G) Telephone Numbers and Fax Numbers. Seller's rights in, if any to all, telephone numbers listed on Exhibit 2.1(G).

         (H) Books and records. All books, papers, records and files of Seller pertaining in any way to the Business of Seller or the Acquired Assets, including without limitation, sales correspondence, customer lists, credit and sales records, purchasing records, data processing records, and all documents and records pertaining to the properties and assets to be transferred pursuant to this Agreement.

         (I) Post Office Box.

         (J) (Per ENB) Equipment leases approved by Seller and listed in Exhibit 2.1.

         2.2 Assets Not Being Acquired. Excluded from the assets to be conveyed, transferred, assigned by Seller and accepted by ENB under Section 2.1 include, but are not limited to:

(A) Cash. Except as otherwise set forth below, all cash in Seller's bank accounts or in its possession.

(B) Claims. All claims for money due and owing, claims and rights to tax refunds and tax loss carry-forwards, rights, if any, under any condemnation proceedings, except as provided in Section 2.1(D) and all other claims and rights of every kind existing and owned by Seller on the Closing Date.

         (C) Life Insurance. Any life insurance policies on the Shareholder listed on Exhibit 2.2(C).

      (D) Personal Property of Shareholder. The personal property owned by the Shareholder, which is located in the office and listed on Exhibit 2.2(D).

         (E) Seller's Accounts Receivable as defined in Section 3.1 below.

2.3 Assumption and Payment of Specific Liabilities. Except as provided in this
Section 2.3, ENB shall not assume and shall not be deemed to have assumed any liability, debt or obligation of Seller. At the Closing, Purchaser agrees to and shall assume only those liabilities of Seller incurred directly in connection with the Business that are identified on Exhibit 2.3 annexed hereto and made a part hereof.

2.4 Consideration. In consideration of and in exchange for the foregoing transfers, assignments, and conveyances and subject to compliance by Shareholder of his undertakings contained herein, ENB shall pay as the total Purchase Price for the Acquired Assets, the sum of $6,825,000.00 payable to the Seller as follows:

1.    (a) $6,425,000.00 in cash at closing

      (b) $300,000.00 to be paid over the next 12 months as follows: for the first three quarters ending on December 31, 2004, March 31, 2005, June 30, 2005; 60% of the commission received for each specific account successfully renewed during that quarter as listed in 6.1(P)(1) will be paid to the Seller. In the final quarter ending September 30, 2005, a reconciliation will be done as follows: 100% of the commission for the accounts lost during the year will be deducted from the original $300,000.00 as will the payments made to the Seller in the first three quarters. The remaining balance, if any, will be paid to the Seller following the end of the fourth quarter. An account will be considered lost if the agency looses commission in excess of 50% of the amount listed for each individual account as shown in 6.1(P)(1).

      (c) $100,000.00 payable only after Purchaser meets the following conditions:

         1. In the event Purchaser retains all 10 of Seller's largest accounts as shown on Exhibit 6.1 (P)(1), during the first 12 months following the Closing Date (as defined in Section 5.2 hereof), Seller shall be entitled to $50,000.00;

         2. In the event Purchaser meets its stated budget for Seller's Agency, for the first 12 months

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                                                                              33

following the Closing Date, Seller shall be entitled to an additional $50,000.00. See example at Exhibit 2.4 (c).

The purchase price shall be allocated as follows:

(a) Furniture and Fixtures: $ 25,000.00
(b) Insurance Expirations and Goodwill: $6,800,000.00

ARTICLE 3
SELLERS INSURANCE POLICY PREMIUMS

3.1 All Seller Agency premiums billed prior to Closing Date, and with renewal dates prior to Closing Date, shall be the receivables of Seller with a corresponding payable to the insurance companies for said renewals to be paid by Seller. All Seller Agency premiums billed after Closing Date, or insurance with renewal dates after Closing Date, shall be the receivables of ENB with a corresponding payable to the insurance companies for said renewals to be paid by ENB.

3.2 All insurance company direct billing commission income of Seller received on or after October 1, 2004, irrespective of renewal date shall be the receivables of ENB. Seller agrees to in no way attempt to accelerate the payment of any commission income from normal business practices.

ARTICLE 4
CONTINGENCIES AND BUSINESS PRACTICES

4.1 All contingency or incentive income received prior to September 30, 2004, shall be the receivable of Seller. All other contingency or incentive income received after October 1, 2004, shall be the receivable of ENB, regardless of when earned.

ARTICLE 5
CLOSING

5.1 Time of Closing. The time at which the sale, purchase, and delivery of the Acquired Assets as contemplated by this Agreement shall be consummated is the "Time of Closing," and such sale, purchase and delivery shall take place at a location agreed to both by Shareholder and ENB, on the Closing Date hereinafter defined.

5.2 Closing Date. The "Closing Date" shall be at ten o'clock in the forenoon (10:00 a.m.) Eastern Standard Time or local time as then in effect on October 1, 2004, (or such other date as may be mutually agreed upon as the Closing Date). In any case, such date so designated shall be the Closing Date for all purposes of this Agreement unless a later date is fixed by mutual agreement; the last date fixed by mutual agreement becoming effective under this Section 5.2 shall constitute the Closing Date: and the transactions contemplated by this Agreement shall become effective as of the close of business of Seller on the Closing Date.

5.3 Transfer of Title. On the Closing Date, Ulrich will transfer the Acquired Assets directly to ENB by bulk or individual assignments which, in the reasonable opinion of ENB and its attorneys, shall be sufficient to vest in ENB good and marketable title to those assets free and clear of all Encumbrances.

5.4 Risk of Loss. All risk of loss to the Acquired Assets shall remain in Seller as of the close of business on Closing Date. In the event of any casualty or loss to such assets, ENB may require Seller to assign by specific assignment to ENB all of Seller's claims under any and all insurance policies relating to that casualty or loss. At the Closing, Seller will assign to ENB, if required by ENB to do so, the insurance policies which relate to the assets and business to be transferred, including without limitation, all group major medical and other employee benefit insurance, but excluding error and omission insurance which Seller shall provide extension of coverage for at its discretion.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
SELLER AND SHAREHOLDER

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                                                                              34

6.1 Representations and Warranties of Seller and the Shareholder. Seller and the Shareholder, jointly and severally, represent and warrant to ENB as follows:

(A) Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to execute, deliver and perform this Agreement and to consummate the Transaction contemplated hereby.

(B) Authorization. The execution and delivery of this Agreement and the consummation of the Transaction contemplated have been duly authorized by the Board of Directors and Shareholder of Seller. Shareholder has the full right, capacity, and power to enter into this Agreement and to consummate the Transaction contemplated. This Agreement constitutes the legal, valid and binding obligation of Seller and the Shareholder, enforceable against each of them in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies. All persons who have executed this Agreement on behalf of Seller have been duly authorized to do so.

(C) No third party consent required; no violation of other instruments. Neither the execution nor the performance of this Agreement by Seller or the Shareholder requires the consent of any third party or governmental agency which has not been received, nor will it violate or result in a breach or constitute a default under any provision of any certificate of incorporation, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Seller or the Shareholder are subject or by which any of them is bound except as otherwise set forth in Exhibit 6.1(C).

(D) Business of Seller. Seller is engaged in the business of selling insurance products and services (the "Business"). To its best knowledge, Seller has all governmental licenses and approvals necessary to carry on the Business as currently conducted.

(E) Capitalization of Seller. Seller has an authorized capital stock consisting of the following: 200 shares of Common Stock, no par value, with 10 shares no par value issued and outstanding, all of which are owned by the Shareholder. All of such shares of stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with applicable federal and state securities laws. Seller has no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Seller to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock.

(F) Corporate Records. Seller has delivered or caused to be delivered to ENB attorneys, true and correct copies to the date hereof of (i) the Certificate of Incorporation and By-Laws of Seller and all amendments thereto, (ii) the minute book of Seller, (iii) the stock record books of Seller, and (iv) the stock certificate books of Seller. The minute book of Seller contains reliable and accurate records and descriptions of all material, Shareholder, director and executive committee meetings, and actions by written consent, if any. The stock record books and stock certificate books of Seller are accurate and contain a complete record of all issuances, transfers, and cancellations of capital stock of Seller from the date of its incorporation to the date hereof. All documents to be returned to Shareholder at closing.

(G) Financial Statements. Seller has delivered to ENB true and complete copies of the financial statements of Seller for its calendar years ended December 31, 2001, December 31, 2002, December 31, 2003 and its internally prepared statements for the period ended June 30, 2004 (the "Financial Statements"). The Financial Statements have been compiled by Seller and fairly present the financial condition and results of operation of Seller as of and for the periods indicated. There are no liabilities or obligations of any nature (whether absolute, approved, contingent, matured or unmatured or otherwise, including without limitation, guarantees, indemnities, suretyships or similar obligations) of Seller except (a) specifically disclosed in this Agreement or any schedule or exhibit hereto specifically referring to such liabilities or (b) liabilities and obligations reflected in the December 31, 2003 financial statements, or (c) liabilities and obligations incurred since December 31, 2003, in the Ordinary Course of Business.

(H) Absence of Certain Changes. Since December 31, 2003, there has not been any circumstances which result in a Material Adverse Effect on the Business. Without limiting the generality of the foregoing, since that date and except as set forth on Exhibit 6.1(H):

(1) Seller has not sold, leased, transferred or assigned any of the Business assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business.

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(2) Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Business and either involving more than $5,000 or outside of the Ordinary Course of Business.

(3) No Person (including Seller) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreement, contracts, leases and licenses) involving more than $5,000, performance over a period in excess of ninety days, or outside the Ordinary Course of Business to which Seller is a party or by which it is bound.

(4) Seller has not imposed any Encumbrance upon any of its assets, tangible or intangible other than in the Ordinary Course of Business and not less than $5,000 in the aggregate or other than advances on its bank line of credit.

(5) Seller has not made any capital expenditure (or series of related capital expenditures) relating to the Business and either involving more than $5,000 or outside the Ordinary Course of Business.

(6) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) relating to the Business and either involving more than $5,000 or outside the Ordinary Course of Business.

(7) Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business.

(8) Seller has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business.

(9) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) relating to the Business' assets or property.

(10) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement.

(11) Except as otherwise previously disclosed in writing by Seller to ENB, Seller has not granted any increase in the base compensation of any of the Business' employees outside the Ordinary Course of Business.

(12) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract of commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan).

(13) Seller has not made any other change in employment terms, including compensation and benefits, for any of the Business employees outside the Ordinary Course of Business.

(14) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business relating to the Business.

(15) Seller has not been canceled, or has not received notification from any insurance company of any intent to cancel Insurance Company Contracts, other than those listed in Exhibit 6.1 (G).

(I) Condition of tangible assets. Seller owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business as presently conducted. The buildings, machinery, equipment and other tangible assets that Seller owns or leases in connection with the Business which, at Closing, are transferred or assigned to ENB are free from material defects (patent and, to the knowledge of Seller, latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used. The representation, however, that the building, machinery and equipment are in good operating condition and repair shall not survive Closing, except for matters which are raised in writing by ENB at the time of Closing.

(J) Insurance. Exhibit 6.1(J) sets forth an accurate description of each insurance policy (including policies providing property, casualty, liability, and workers compensation coverage and bond and surety arrangements and

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key man insurances) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. With respect to each such insurance policy: (i) to Shareholder's knowledge, the policy is legal, valid, binding, enforceable in accordance with its terms and in full force and effect; (ii) Seller is not, and to the knowledge of Seller, no other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Seller has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged during the aforesaid period. Exhibit 6.1(J) also lists and describes any self-insurance arrangements affecting Seller or the Business.

(K) Judgments; Litigation. There is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any governmental entity or arbitrator against or affecting Seller which could result in a Material Adverse Effect to the Business, (ii) action pending against or affecting Seller or the properties, assets or operations of Seller which could result in a Material Adverse Effect to the Business, (iii) to the knowledge of Shareholder, action threatened against or affecting Seller which could result in a Material Adverse Effect to the Business. Exhibit 6.1(K) sets forth each and every judgment, order, decree, injunction, ruling, charge, action, suit, proceeding, hearing or investigation which is currently pending or has been issued since January 1, 1999, in which:
(i) injunctive relief has been sought or obtained against Seller; or (ii) monetary damages have been sought or obtained against Seller in excess of $10,000.

(L) Errors and omissions. To the knowledge of Seller, Seller has no Liability (and, to the knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) arising out of any action, failure to act, omission, intentional act or negligence on the part of Seller or its officers, directors, employees or agents, other than those listed in Exhibit
6.1 (L).

(M) Certain business relationships with ENB. Except as set forth in Exhibit 6.1(M), the Shareholder has not been involved in any business arrangement or relationship with ENB within the past 3 years and the Shareholder does not own any asset, tangible or intangible, used in the Business.

(N) Employee matters. Exhibit 6.1(N) sets forth the annual and monthly compensation, (salary, hourly rate, bonus, commissions, profit sharing and other benefits) payable to employees or classes of employees and brokers of Seller with respect to the Business.

(O) Employee benefits.

(1) Exhibit 6.1(O) (1) lists each Employee Benefit Plan that Seller maintains or to which Seller contributes with respect to the Business.

(2) Seller has ten (10) full-time employees.

(3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan or will be accrued on the Financial Statements, and paid by Seller.

(4) Seller does not have a retirement plan available to employees.

(P) Customers and Insurance Accounts.

(1) Exhibit 6.1(P)(1) sets forth (i) the names of the Key Accounts of the Business in terms of written insurance premiums over the twelve months ended August 31, 2004, and (ii) the aggregate premiums paid by each customer during such period. Seller has not received any notice nor has any knowledge that any such customer intends to terminate or materially reduce its insurance business with Seller and no such customer has terminated or materially reduced its business with Seller in the past twelve months.

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(2) The Seller has no agreement, arrangement or understanding with respect to any customer or potential customer of the Business providing for sales commissions, price concessions or rebates, nor is there any agreement, arrangement or understanding with respect to any Insurance Accounts which is not fully disclosed in this Agreement and the Exhibit to this Agreement, other than listed in Exhibit 6.1 (p) 2.

(3) The books and records of Seller relating to the Insurance Accounts are true and complete in all material respects.

         (Q) Title to and Condition of the Acquired Assets. Seller has good and marketable title to all of the Acquired Assets, subject to no pledge, lien, security interest, lease, charge or encumbrance whatsoever other than Encumbrances consented to in writing by ENB and as set forth in Exhibit 6.1Q ("Permitted Encumbrances") and liens that will be discharged at or before the Closing Date. Seller will have and convey to Buyer on the Closing Date lawful possession and control of, and good and marketable clear title to, all of the Acquired Assets.

         (R) Sufficiency of Assets. The Acquired Assets constitute all of the assets of Seller used in connection with the Business and are sufficient for the conduct of the Business as it is currently being conducted.

         (S) Compliance with Laws. Seller has complied in all material respects with, is not in any material violation of, and has not received any notices of violation with respect to any foreign, federal, state or local statute, law, regulation or ordinance.

6.2 Additional Covenants and Agreements of Seller and Shareholder.

(A) Corporate Approval. The undersigned Shareholder represents to ENB that the Board of Directors of Seller and the Shareholder in his capacity as sole Shareholder of Seller has executed a consent to the execution by Seller of this Agreement and that no further action by Seller is required to authorize the execution and delivery of this Agreement by Seller. Shareholder covenants to and with ENB that he will not withdraw or modify that consent in any way without ENB's consent.

         (B) Change of Name. Among the assets being acquired by ENB is the corporate name of Seller. Accordingly, Seller will immediately upon the Closing cause its certificate of incorporation to be amended and take such other steps as may reasonably be required to change its corporate name to a name, acceptable to ENB, which will not conflict with or be similar to its present name. Seller further agrees to cooperate with ENB to enable ENB to use the name "Ulrich & Company" in Western New York in connection with any business activity, which may be conducted, by ENB or any of its subsidiaries or divisions.

         (C) Conduct of Business. Prior to the Closing Date, Seller shall conduct its business only in the Ordinary Course of Business, except as otherwise permitted by this Agreement or consented to by ENB in writing. Without limiting the generality of the foregoing covenant, Seller shall (a) maintain its certificate of incorporation and by-laws in their respective forms on the date of this Agreement, (b) at all times keep full and complete books and records;
(c) maintain in full force and effect the insurance policies heretofore maintained by it (or policies providing substantially the same coverage); (d) preserve its property in good condition; (e) preserve its business organization intact and preserve for ENB the goodwill of customers, suppliers and others having business relationships with Seller; (f) conduct its business in substantial compliance with all laws, regulations and ordinances applicable to its business; (g) promptly advise ENB in writing of any material adverse change in the business, assets or prospects of Seller; and (h) furnish to ENB all interim financial statements of Seller when they become available to any officer of Seller.

         (D) Negative Covenants. Prior to the Closing Date, Seller will not except as otherwise permitted by this Agreement or consented to by ENB in writing, (a) commit to provide any services to any customer other than in the Ordinary Course of its Business; (b) increase its indebtedness for borrowed money except in the Ordinary Course of its Business; (c) except for agreements disclosed in this Agreement and the Exhibits to this Agreement, subject its assets to any Encumbrance;(d) increase or decrease the rate of compensation of , except for annual increases in the normal course of business, or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any officer or employee (other than annual bonuses consistent with prior practice);(e) make any representation to anyone indicating any intention of ENB to retain, institute, or provide any Employee Benefit Plans, or represent in any manner that any officer or employee of Seller will be employed by ENB after the Closing; (f) enter into any contract or commitment of a type required to be disclosed on any exhibit to this Agreement; or (g) solicit sales from ENB customers.

         (E) Access. Between the date hereof and the Closing Date, Seller shall give to ENB and its designees full access, during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities, to Seller's offices at 135 Main Street, Lockport, New York and to Seller's material contracts and books of accounts and records of Seller reasonably relevant to an evaluation of the Business.

(F) Best Efforts. Seller, the Shareholder, and ENB shall use their best efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties as may be necessary to transfer the Acquired Assets to ENB and to consummate the Transaction. If the assignment of any such contract or commitment included in the Acquired Assets should constitute a breach thereof, and consent to such transfer cannot be obtained, this Agreement shall not constitute an agreement to assign the same, but Seller will cooperate with ENB, at the cost and expense of Seller, in any reasonable arrangement designed to provide for ENB the benefits of that contract or commitment, including enforcement for the benefit of ENB of any and all rights of Seller against any other party thereto arising out of the breach or cancellation of that contract or commitment by any other party thereto.

         (G) Brokers or Finders. Each party agrees to hold the other harmless and to indemnify it against the claims of any persons or entities claiming to be entitled to any finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transaction.

         (H) Covenants Not to Compete. David further agrees that he will deliver to ENB at the Closing a Covenant Not To Compete, substantially in the form of Appendix "3" hereto.

(I) Real Estate Matters. At the Closing, UDC will execute a new five (5) year lease running to ENB and covering premises currently occupied by Seller, and located at 135 Main Street, Lockport, New York, in a form attached hereto at an annual rent of ENB and shall have the option of renewing the Lease for two (2) additional five-year terms at an annual rent to be negotiated between the parties. Evans National Bank shall also have the option of leasing additional space in said building to be used as a bank branch pursuant to the terms set forth in the Lease between UDC and ENB.

         (J) Press Release. Except as may otherwise be required by ENB or regulation, Seller and ENB shall not issue any press release about the Transaction until the form and content of such release has been approved by Shareholder and ENB.

Exclusive Dealing. Until this Agreement shall be consummated or terminated in accordance with its terms, neither Seller nor the Shareholder shall take, or permit any other Person acting on its or his behalf, to take or refrain from taking any action directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide information to, any person or group other than ENB with respect to any acquisition of the stock of Seller or any acquisition of substantial assets of or merger with Seller other than disclosures consented to in writing by ENB. Seller and Shareholder shall promptly notify ENB of any solicitation or inquiry, which any of them receive with respect to any such matter.

David will use his best efforts to cooperate with ENB in securing an Employment Agreement with Larry Kalinowski, and Brokerage Agreement with Ronald Truax and Bower Insurance Agency whose services are an integral part of Seller's Agency. This purchase is contingent upon the execution of said Employment Agreement and Brokerage Agreement under terms agreeable to ENB.

As an inducement for ENB to enter into this Agreement, Seller gave ENB an "Ulrich & Company, Inc. Presentation Binder," a copy of which is attached hereto at Exhibit 6.2 (L). All of the information contained therein is true, and may be relied upon by ENB as part of its' due diligence in reaching this Agreement.

Shareholder has agreed to act in consulting capacity for ENB during the transitional period of one year after the Closing Date and to accompany an ENB employee to any "Key" accounts, as ENB may, in its' sole judgment, finds reasonable and prudent.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER

ENB represents and warrants to Seller as follows:

         7.1 Organization. ENB is duly organized, validly existing and in good standing under the laws of the

State of New York and has the corporate power to execute, deliver and perform this Agreement.

7.2 Authorization. The execution and delivery of this Agreement and the consummation of the Transaction contemplated have been duly authorized by the Board of Directors of ENB and its shareholders. This Agreement constitutes the legal, valid and binding obligation ENB, enforceable against it in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies. All persons who have executed this Agreement on behalf of ENB have been duly authorized to do so.

7.3 No Third Party Consent Required; No Violation of other Instruments. Neither the execution nor the performance of this Agreement by ENB requires the consent of any third party or governmental agency which has not been received, nor will it violate or result in a breach or constitute a default under any provision of any certificate of incorporation, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which ENB is subject or by which it is bound.

7.4 Full Disclosure. No written statement of information provided or to be provided by ENB to Seller and the Shareholder pursuant to this Agreement (including, but not limited to, the representations and warranties contained in this Section contains, or will contain any untrue statement of a material fact or omits, or will omit, to state any material fact necessary in order to make such statements and information not misleading.

7.5 ENB has corporate power and authority to execute, deliver and perform this Agreement, and all corporate action of ENB necessary for such execution, delivery and performance will have been taken. No consent of any party to any contract or agreement to which ENB, at the Closing Date, will be a party or to which any of its property is subject is required for the execution, delivery or performance of this Agreement. No consent of any federal, state, county, municipal or other governmental authority will be required for the performance of this Agreement by ENB.

ARTICLE 8
CONDITIONS TO THE OBLIGATION OF SELLER AND SHAREHOLDER TO CLOSE

The obligation of Seller and Shareholder to consummate the transactions herein contemplated is, at his option, subject to the satisfaction or waiver of the following further conditions:

8.1 Documentation. ENB shall have furnished the Seller with:

(A) ENB will assume in writing all telephone advertising for which Seller has contracted and will release and absolve Seller from any and all responsibilities therefore as at the Closing Date.

(B) Lease Agreement executed by ENB to David for the real property commonly known as 135 Main Street, Lockport, New York 14094.

(C) An Employment Agreement executed by Larry Kalinowski pursuant to the terms and in the form to be agreed to by Larry and ENB.

(E) The Non-Compete Agreement executed by David to commence on termination of Seller's employment as of the Closing Date.

(F) A Lead Generation Agreement in a form to be agreed to by David and ENB, to be executed by David.

(G) Brokerage Agreements with ENB executed by Ronald Truax and Bower Insurance Agency.

(H) Non-Competition Agreement by David.

(I) Consulting Agreement executed by Shareholder.

8.2 Representations and Warranties True and Correct. All of the representations and warranties of ENB contained in this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were then made in exactly the same language and ENB shall have performed all material obligations and complied with the material covenants required by this Agreement to be performed and complied with by it prior to the Closing Date. On the Closing Date, the Seller shall have received a certificate, dated the Closing Date, executed by ENB, certifying in such detail as the Seller may request as to the accuracy of such representations and warranties, the fulfillment of such obligations and the compliance with such covenants as of the Closing Date.

8.3 Executed Contracts. All contracts contemplated by this Agreement will have been duly and properly executed.

ARTICLE 9
CONDITIONS TO THE OBLIGATION OF ENB TO CLOSE

The obligation of ENB to consummate the transaction herein contemplated is, at its option, subject to the satisfaction of the following conditions:

9.1 Seller and/or Shareholder shall have furnished to ENB:

(A) An Assignment of the Seller's name "Ulrich & Company." to ENB, together with a Certificate of Change of Name by Seller;

(B) Delivery of Non-Competition Agreement by David;

(C) A bill of sale for all of the Acquired Assets that are tangible personal property executed by Seller.

(D) Lease in a form and with terms acceptable to ENB for offices located at 135 Main Street, Lockport, New York.

The delivery of the executed Consulting Agreement from David Ulrich.

The receipt by Seller of all required consents identified on Exhibit 6.1(C).

The receipt of a UCC search and evidence of all necessary terminations; and

The execution and delivery of the Employment Agreement by Larry Kalinowski, the Brokerage Agreements by Ronald Truax and the Bower Insurance Agency, and the Lead Generation Agreement by David.

All of the representations and warranties of the Seller and Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were then made in exactly the same language and the Seller and Shareholder shall have performed all material obligations and complied with the material covenants required this Agreement to be performed and complied with by them prior to the Closing Date. On the Closing Date, ENB shall have received a certificate, dated the Closing Date, executed by Shareholder certifying in such detail as ENB may request as to the accuracy of such representations and warranties specifically made by such parties, the fulfillment of the obligations of each such party, and the compliance with such covenants as required by each such party as of the Closing Date.

The receipt by Evans Bancorp, Inc. of proceeds of at least Eleven Million Dollars ($11,000,000.00) from the issuance and sale by its affiliate of trust preferred securities, such sale to be upon terms and conditions acceptable to Parent in its sole discretion, and which conditions shall include the qualifications of such securities as Tier 1 capital for regulatory purposes.

ARTICLE 10
OTHER ASPECTS OF CLOSING

10.1 This Agreement may be terminated and the transaction hereby contemplated abandoned at any time prior to the Closing Date:

(A) By mutual agreement of Shareholder and ENB;

(B) By either Shareholder or ENB if there has been a material misrepresentation or breach of warranty on the part of the other parties hereto in the representations and warranties set forth in this Agreement; or

(C) The inability of Seller to provide good and marketable title to the Acquired Assets being transferred to ENB, which shall be free and clear of any and all liens, charges, and encumbrances of any kind on the Closing Date;

(D) By either Shareholder or ENB if any of the conditions to the obligations to close as set forth in Article 9 of this Agreement have not been met;

10.2 In the event that this Agreement is terminated as herein provided and the transaction is abandoned, this Agreement shall forthwith become wholly null and void and no further force and effect, and there shall be no liability on the part of either Shareholder or ENB, and ENB will execute a confidentiality agreement in a form acceptable to both parties.

ARTICLE 11
INDEMNIFICATION

      11.1 Indemnification by Seller and Shareholder. Seller and Shareholder hereby jointly and severally covenant and agree to defend, indemnify and hold harmless Purchaser, its officers, directors, shareholders, agents and representatives, from and against any and all losses, costs, expenses, liabilities, claims, demands, judgments and settlements of every nature that are actually incurred by Purchaser, including without limitation the cost of reasonable attorneys fees, which arise out of the breach by Seller or Shareholder of any representation, warranty or covenant made by Seller and Shareholder pursuant to this Agreement.

      11.2 Indemnification by Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless Seller, its officers, directors, shareholders, agents and representatives, from and against any and all losses, costs, expenses, liabilities, claims, demands, judgments and settlements of every nature that are actually incurred by Seller, including without limitation reasonable attorneys fees, which arise out of (i) the breach of Purchaser of any representation, warranty or covenant made by Purchaser pursuant to this Agreement, (ii) the operation of the Business or the Acquired Assets by reason of actions taken (or not taken) by Purchaser after the date of this Agreement, or (iii) any and all taxes, including penalties and interest, relating to the operation of the Business or in respect of the Acquired Assets for all periods after the Closing Date.

ARTICLE 12
MISCELLANEOUS

      12.1 Any notice, request, instruction or other communication to be given hereunder by any party hereto to the other shall be in writing and shall be delivered personally or sent by registered or certified mail; postage per-paid, if to David L. Ulrich, addressed to him at:

                                 David L. Ulrich
                                 45 Main Street
                                 Lockport, New York 14094

with a copy to:

William C. Moran, Esq.
                                 6500 Main Street, Suite 5

                     Williamsville, New York 14221

and if to ENB, addressed to it at:

Attn:  Robert Miller, Jr.
16 North Main Street
Angola, New York 14006

with a copy to:

Phillip Brothman, Esq.
Harris Beach llp
726 Exchange Street, Suite 1000
Buffalo, New York 14210

or to such other persons or addresses that either party may designate by written notice to the other.

12.2 Each party may by written instrument extend the time for performance of any of the obligations or other acts of the other party hereto; and (I) waive any inaccuracies of such other party in the representations and warranties contained in this Agreement; (II) waive compliance with any of the covenants of such other party contained in this Agreement; and (III) waive such other party's performance of any of the obligations set forth in this Agreement. Any agreement on the part of either party hereto for any such extension or waiver shall be validly and sufficiently authorized for the purposes of this Agreement, if as to Seller, it is authorized by Shareholder.

12.3 Each party hereto shall separately bear its expenses incurred in connection with this Agreement and in connection with all things required to be done by each hereunder.

12.4 This Agreement may be amended at any time prior to the Closing Date by a written instrument executed by Shareholder and ENB.

12.5 The respective representations, warranties, covenants and agreements of the parties hereto herein or in any instrument delivered hereunder shall survive the Closing Date and remain in effect for one year after the Closing of the transaction contemplated by this Agreement.

12.6 This Agreement contains the entire understanding between the parties hereto relating to the subject matter contained herein, and any and all oral agreements before made between the parties hereto are merged herein. This Agreement cannot be changed or terminated orally, and may only be amended, supplemented or otherwise modified in writing by written agreement executed by the parties hereto.

12.7 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.8 The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.9 For the convenience of the parties hereto and to facilitate the execution of this Agreement, it may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

12.10 This Agreement shall be binding upon each of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.11 The parties shall execute all documents reasonably necessary to carry out the intent of this Agreement and effect the transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the day and year first above written.

     ULRICH & COMPANY, INC.                     ENB INSURANCE AGENCY, INC.

By:  /s/David L. Ulrich                     By: /s/Robert Miller, Jr.
     ---------------------------------            ------------------------------
     DAVID L. ULRICH, Individually and             ROBERT MILLER, JR., PRESIDENT
     as President and Sole
     Stockholder of ULRICH & COMPANY, INC.

                                             ULRICH DEVELOPMENT
                                             COMPANY, LLC

                                             /s//David L. Ulrich
                                             -----------------------------------
                                             DAVID L. ULRICH